Workstream Inc. Announces Preliminary Fourth Quarter and Fiscal 2008 Results

MAITLAND, Fla.--(BUSINESS WIRE)--July 24, 2008--Workstream (NASDAQ:WSTM), a leading provider of on-demand talent management solutions, today announced preliminary financial results for the fourth quarter and fiscal year ended May 31, 2008. These results are preliminary due to an ongoing analysis of the Company's goodwill balances, but do not impact current quarter revenue, EBITDA or cash flow amounts which are discussed below.
Fourth Quarter and Fiscal 2008 Highlights Include:

-- Fourth quarter revenues of $7.0 million, up 13% from the third quarter

-- Adjusted EBITDA of $0.5 million, up 111% from the third quarter

-- Annual bookings of $11.5 million, up 50% year-over year

-- Released TalentCenter Version 7 with Web 2.0 Pay-For Performance

"Workstream had a solid finish to its fiscal year," said Chief Executive Officer Steve Purello. "As we head into fiscal 2009 we are 100% focused on execution and capitalizing on the momentum we are seeing in our business. I am also committed to attaining profitable growth for Workstream and my goal is to steer the Company towards achieving sustained profitability as quickly as possible while still investing to support our future growth initiatives."

Fourth Quarter and Fiscal 2008 Financial Results

Workstream delivered the following results for the quarter and fiscal year ended May 31, 2008:

Fourth quarter revenues were $7.0 million, up 13.3% from $6.2 million in the previous quarter but down compared to $7.4 million during the same quarter last year. For the fiscal year 2008, revenues were $27.6 million, down 5.8% from $29.3 million in the prior year.

Adjusted EBITDA, or earnings before interest, taxes, depreciation and amortization excluding non-cash compensation expense and merger costs, was $0.5 million for the three months ended May 31, 2008, compared to ($4.5) million during the previous quarter and ($1.3) million during the same period last year. For fiscal year 2008, adjusted EBITDA was ($10.3) million, compared to ($3.6) million in fiscal 2007. EBITDA per share was $0.01 for the fourth quarter and ($0.20) for fiscal 2008, compared to ($0.03) for the fourth quarter 2007 and ($0.07) for fiscal 2007.

Due to the on-going goodwill analysis, Workstream will not be providing a complete set of financials at this time. This item does not have an impact on EBITDA, revenues or cash. The financials will be released at a later date prior to the release of the 10K upon the completion of our annual audit.

Conference Call Details

In conjunction with this announcement, Workstream will host a conference call today at 5:00 p.m. EDT to discuss the Company's fourth quarter and full year 2008 financial results. To access this call, dial: 888-789-9572 (domestic) or 800-6578-9818 (international) and enter the passcode: 3266283. A replay of this conference call can be accessed by dialing 800-408-3053 (domestic) using passcode 3266283. A live webcast of this conference call will be available on the "Investor Relations" page of the Company's Web site, (www.workstreaminc.com) and a replay will be archived on the Web site as well.

EBITDA and EBITDA per share are non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. EBITDA is commonly defined as earnings before interest, taxes, depreciation and amortization. We believe that EBITDA provides useful information to investors as it excludes transactions not related to the core cash operating business activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations. All companies do not calculate EBITDA in the same manner, and EBITDA as presented by Workstream may not be comparable to EBITDA presented by other companies. Workstream defines EBITDA as earnings or loss before interest, taxes, depreciation amortization, non-cash equity compensation, non-recurring goodwill impairment and merger related costs, if applicable. Attached is a reconciliation of GAAP net loss to EBITDA and EBITDA per share.

About Workstream Inc.

Workstream provides on-demand compensation, performance and talent management solutions and services that help companies manage the entire employee lifecycle - from recruitment to retirement. Workstream's TalentCenter provides a unified view of all Workstream products and services including Recruitment, Performance, Compensation, Development and Transition. Access to TalentCenter is offered on a monthly subscription basis under an on-demand software delivery model to help companies build high performing workforces, while controlling costs. With offices across North America, Workstream services customers including Chevron, Kaiser Permanente and Wells Fargo. For more information, visit www.workstreaminc.com, or call (407) 475-5500.

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Workstream's management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to grow our client base and revenue because of the number of competitors and the variety of sources of competition we face; client attrition; inability to offer services that are superior and cost effective when compared to the services being offered by our competitors; inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; as well as the inability to enter into successful strategic relationships and other risks detailed from time to time in filings with the Securities and Exchange Commission.

WORKSTREAM INC.
RECONCILIATION OF EARNINGS BEFORE INTEREST, DEPRECIATION,
AMORTIZATION AND NON-CASH COMPENSATION (EBITDA)
UNAUDITED
	Three Months	For the year
	ended	ended

	5/31/2008	5/31/2008

Net loss, per GAAP(a,b)	$(14,927,000)	$(39,371,000)
Income tax expense (b)	24,000	815,000
Interest and other income	4,000	1,290,000
Warrant liability interest expense(a)	0	6,318,000
Goodwill Impairment (b)	13,600,000	13,600,000
Merger related costs	1,180,000	1,529,000
Interest and other expense	23,000	561,000
Amortization and depreciation	501,000	3,602,000
Non-cash compensation	111,000	1,374,000
EBITDA	$516,000	$(10,282,000)

Basic weighted average number of common
shares outstanding	52,442,818	51,889,782

Diluted weighted average number of common
shares outstanding	55,241,121	51,889,782

Basic and diluted loss per share, per
GAAP	($0.03)	($0.76)

Basic EBITDA earnings (loss) per share	$0.01	$(0.20)

Diluted EBITDA earnings (loss) per share	$0.01	$(0.20)

(a)
Subject to change due to the final disposition of the special warrants that make up the warrant liability. These warrants are currently being negotiated to be a long-term note and the effects of which will not have a net effect on EBITDA.

(b)	Subject to change due to the final valuation of goodwill, which will not have a net effect on EBITDA.
CONTACT: Market Street Partners
Investor Relations:
Karen Haus, 415-445-3238
wstm@marketstreetpartners.com